Exhibit 99.2

CIBER, Inc. Corporate Headquarters 6363 South Fiddler’s Green Circle Suite 1400 Greenwood Village, CO 80111	303-220-0100 Fax: 303-220-7100 www.ciber.com

February 14, 2012

Mr. Anthony Fogel
6030 E. 1st Avenue
Denver, CO 80220

Dear Mr. Fogel:

CIBER is pleased to confirm our offer for employment as Senior Vice President, Human Resources at CIBER reporting to me, beginning on a date to be mutually agreed.  The terms of the offer are as follows:

•
Your starting salary will be paid at a rate of $12,692.30 bi-weekly which if annualized, would be the equivalent of $330,000.00.  So that you are aware, our payroll is paid biweekly, with a one week delay to accommodate payroll processing.

•	You will be eligible to earn target cash incentive compensation on an annual basis of 65% of your annual salary.

•
Subject to Compensation Committee approval, you will be granted the Option to purchase 150,000 shares of CIBER common stock.  The Options shall vest beginning six months from your hire date and continue vesting thereafter on a monthly basis over a three (3) year period.  The exercise price of the Option grant will be based on the closing price of CIBER common stock on the first day of employment.

•
Subject to Compensation Committee approval, you will be awarded 75,000 Restricted Stock Units (RSU).  The RSU award shall vest beginning six months from your hire date and continue vesting thereafter on a quarterly basis over a three (3) year period.

•	Your position will participate in the Company’s annual stock refresh program meaning that you will receive annual grants of Company equity.

All CIBER, Inc. employment is “at will” for both CIBER and its employees.  Please be advised that as a condition of employment you will be required to sign an Employment Agreement prior to beginning employment.  Please also be advised that as a condition of employment you may be required to successfully complete reference checks, a background investigation, credit check, security check and/or clearance, and/or a drug test.  By signing this offer letter you are representing that you are not bound by any agreement that would limit your ability to work for CIBER.

Mr. Anthony Fogel
February 14, 2012

You will be eligible to participate in the employee benefit programs for Full Time Full Benefit Eligible Employees.  Some of the benefits offered include, subsidized health insurance, 401(k) Savings Plan, Paid Time Off program, Employee Stock Purchase Plan, and employee life and disability programs.  These programs have various start dates and costs.  Please refer to our Employee Handbook and benefits enrollment packet for more specific details.

To confirm your acceptance, please sign and return a copy of this letter within 48 hours.  Again, welcome to CIBER.  We look forward to having you as a member of our staff.

Sincerely,

/s/ David Peterschmidt

David Peterschmidt
President & Chief Executive Officer

Agreed and accepted this 14 day of February, 2012